Exhibit 4.21

Execution Version

AMENDED AND RESTATED COMPANY HOLDERS SUPPORT AGREEMENT

This Amended and Restated Company Holders Support Agreement (this “Agreement”) is dated as of                     , 2021 by and between LumiraDx Limited, a Cayman Islands exempted company limited by shares with company number 314391 (the “Company”) and each of the security holders of the Company whose names appear on the signature pages of this Agreement (each, a “Holder” and collectively, the “Holders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof each Holder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of Company Ordinary Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Common Shares, 2020 Warrants, 5% Convertible Loan Notes or 10% Convertible Loan Notes (collectively, “Securities”) as set forth on Schedule I attached hereto (collectively, with respect to each Holder, such Holder’s “Owned Securities,” and such Owned Securities, together with (1) any additional Securities in which such Holder acquires record and beneficial ownership after the date hereof, including (i) by exercise or exchange of securities convertible or exercisable into Securities, (ii) by purchase, (iii) as a result of a dividend, split, recapitalization, combination, reclassification, exchange or change of such securities issued by the Company or (iv) upon exercise or conversion of any securities and (2) any additional Securities with respect to which such Holder has the right to vote through a proxy, the “Covered Securities”);

WHEREAS, on April 6, 2021 the Company, LumiraDx Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and CA Healthcare Acquisition Corp., a Delaware Corporation (“SPAC”) entered into an Agreement and Plan of Merger (the “Original Merger Agreement);

WHEREAS, on or around the date of this Agreement, the Company, Merger Sub and SPAC have entered into an amendment (the “Merger Agreement Amendment”) to the Original Merger Agreement, which reduces the Company Valuation from $5.0 billion to $3.0 billion (the Original Merger Agreement, as amended by the Merger Agreement Amendment, being the “Merger Agreement” for the purposes of this Agreement).

WHEREAS, pursuant to the Merger Agreement, among other transactions, Merger Sub will be merged with and into SPAC, with SPAC continuing as the surviving entity and a wholly-owned subsidiary of the Company, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, this Agreement shall amend and restate the company holders support agreement dated April 6, 2021 (the “Original Support Agreement”), which the Holders were required to deliver concurrently with the execution and delivery of the Original Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COMPANY HOLDERS SUPPORT; COVENANTS

1.01 Support of Company Holders.

(a) Each Holder, solely in his, her or its capacity as a holder of Securities or proxy holder of Securities, agrees irrevocably and unconditionally, that at any Company Meeting, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the Holders of Securities is sought, such Holder shall (i) appear at each such meeting in person or by proxy or otherwise cause all of its Covered Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or provide consent (or cause to be voted or consented), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Covered Securities owned as of the record date for such meeting (or the date that any written consent is executed by such Holder):

(i) in favor of each Company Proposal that such Holder is entitled to vote on as the holder of any class, series or type of Covered Securities;

(ii) against any merger agreement, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination proposal (other than the Merger Agreement and the transactions contemplated thereby); and

(iii) against any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the Merger Agreement, any Ancillary Agreement, the Merger or any provision of this Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or any Ancillary Agreement, or (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled.

(b) Each Holder hereby covenants and agrees that such Holder shall not (i) enter into any voting agreement or voting trust with respect to any of such Holder’s Covered Securities that is inconsistent with such Holder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Holder’s Covered Securities that is inconsistent with such Holder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

1.02 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 (Termination) thereof, each Holder shall not, except in each case pursuant to or as contemplated by the Merger Agreement, (i) directly or indirectly, sell (including short sells), offer to sell, contract or agree to sell, hypothecate, pledge, encumber, grant any Lien or option to purchase or otherwise dispose of or enter into an agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to any Covered Securities owned by such Holder, either voluntarily or involuntarily, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Securities owned by such Holder, whether any such transaction is to be settled by delivery of such Covered Securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (collectively, a “Transfer”); or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Securities, provided, however, that the foregoing shall not prohibit either (A) the conversion or exchange of securities convertible into or exchangeable for Securities in accordance with their terms or (B) Transfers between such Holder and any Affiliate of such Holder or to another Holder of the Company that is a party to this Agreement and bound by the terms and obligations hereof or agrees to become a party to this Agreement and signs a joinder hereto in form and substance satisfactory to the Company. Each Holder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

1.03 Further Assurances. Each Holder agrees that Section 6.9 (Public Announcements) of the Merger Agreement shall apply to such Holder mutatis mutandis and such Holder shall agree to be bound by the same as if such Holder were a party to the Merger Agreement.

1.04 Disclosure. Such Holder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Holder’s identity and ownership of the Covered Securities and the nature of such Holder’s obligations under this Agreement, to the extent necessary to comply with applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of each Holder. Each Holder represents and warrants, severally (and not jointly and severally) as to itself only, as of the date hereof to the Company as follows:

(a) Organization; Due Authorization. (i) if such Holder is a natural person, such person has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder, and (ii) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such person. This Agreement has been duly executed and delivered by each Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each Holder, enforceable against each Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of said Holder.

(b) Ownership. Each Holder is the record, legal and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Holder’s Covered Securities listed on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Covered Securities (other than transfer restrictions under the Securities Act)) affecting any such Covered Securities, other than Liens pursuant to (i) this Agreement, (ii) if applicable, the Holder’s organizational documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. The execution, delivery and performance of this Agreement by each Holder does not, and the consummation of the transactions contemplated hereby and the other transactions contemplated by the Merger Agreement will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of each Holder pursuant to any Contracts binding upon any Holder or under any applicable Law to which each Holder is subject. Each Holder’s Covered Securities are the only Securities in the Company owned of record or beneficially by such Holder on the date of this Agreement, and none of such Holder’s Covered Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Securities, except as provided hereunder.

(c) No Conflicts. The execution and delivery of this Agreement by each Holder does not, and the performance by each Holder of its obligations hereunder and other transactions contemplated by the Merger Agreement will not, (i) conflict with or result in a violation of the organizational documents of such Holder that is not a natural person or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any Contract binding upon such Holder or such Holder’s Covered Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its, his or her obligations under this Agreement.

(d) Litigation. There is no action, proceeding or investigation pending against any Holder or, to the knowledge of any Holder, threatened against any Holder that questions the beneficial or record ownership of the Holder’s Owned Securities, the validity of this Agreement or which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by each Holder of its, his or her obligations under this Agreement.

(e) Acknowledgment. Each Holder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

(f) Each Holder has had adequate information concerning the business and financial condition of the Company and the Merger to make an informed decision regarding this Agreement and has independently and without reliance upon the company or SPAC and based on such information as each Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder acknowledges that the Company and SPAC have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

ARTICLE III

MISCELLANEOUS

3.01 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the written agreement of each Holder and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

3.02 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.6 (Governing Law) and 9.7 (Waiver of Jury Trial) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.03 Entire Agreement; Assignment; Third Party Beneficiaries. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. SPAC is expressly made a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement in the same manner as if SPAC were a party hereto.

3.04 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware or, if that court does not have jurisdiction, any other court of the United States, the United Kingdom or any other jurisdiction that has jurisdiction over the relevant Holder or Holders, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

3.05 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company and the Holder or Holders affected thereby, it being agreed that the Company shall not consent to any amendment, change, waiver, modification or termination of this Agreement without the prior written consent of SPAC.

3.06 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the transactions contemplated thereby shall be consummated as originally contemplated to the fullest extent possible.

3.07 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company to:

3 More London Riverside

London SE1 2AQ

United Kingdom

Email: Veronique.ameye@lumiradx.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Warren S. de Wied

Email: warren.de.wied@friedfrnak.com

and to:

Fried, Frank, Harris, Shriver & Jacobson (London) LLP

100 Bishopsgate, London, EC2N 4AG

United Kingdom

Attention: Ian Lopez

Email: ian.lopez@friedfrank.com

and to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Edwin O’Connor; Paul R. Rosie

Email: eoconnor@goodwinlaw.com; prosie@goodwinlaw.com

If to any Holder, to the address or email address set forth opposite such Holder’s name on Schedule I, or in the absence of such address or email address being set forth on Schedule I, the address (including email) set forth in the Company’s books and records.

3.08 Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

3.09 Capacity as a Holder. Notwithstanding anything herein to the contrary, each Holder signs this Agreement solely in the Holder’s capacity as a Holder or proxy holder of Securities, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of such Holder or any Affiliate, employee or designee of such Holder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Holder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Holder that is also a party hereto and each Holder shall solely be required to perform its obligations hereunder in its individual capacity.

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IN WITNESS WHEREOF, the Company and the Holders have each caused this Agreement to be duly executed as of the date first written above.

LUMIRADX LIMITED

By:	/s/ Veronique Ameye
Name: Veronique Ameye
Title: Executive Vice President and General Counsel

HOLDER:

Zwanziger Family Ventures LLC

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger

Zwanziger Ventures, LLC

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger

Treisar Investments Limited

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger

Ron Zwanziger
/s/ Ron Zwanziger

David Scott

Jerome McAleer

Willard L. Umphrey

Anne Umphrey

Pensco Trust Company Custodian FBO Willard L Umphrey Roth IRA, Tax ID #02-0526633

By:
Name: Willard L. Umphrey

USB Focus Fund LumiraDx 1-A, LLC

By:
Name: John McAleer
Title: Managing Member, Pear Tree Partners

USB Focus Fund LumiraDx 1-B, LLC

By:
Name: John McAleer
Title: Managing Member, Pear Tree Partners

For and on behalf of Morningside Venture Investments Limited

By:
Name: Jill Marie Franklin
Title: Authorized Signatory

By:
Name: Frances Anne Elizabeth Richard
Title: Authorized Signatory

For and on behalf of MVIL, LLC

By:
Name: Cheng Yee Wing Betty
Title: Authorized Signatory

By:
Name: Wong See Wai
Title: Authorized Signatory